EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

                                                                       D.Hyde


         THIS EMPLOYMENT AGREEMENT (this "Agreement") made as of the 8th day of January 2001, by and between TRADEQWEST, INC., a Delaware corporation (the "Company"), and Donald Hyde (the "Executive").

         WHEREAS, the Company desires to employ Executive and Executive desires to be employed by Company as its President, .

         WHEREAS, the Board of Directors of the Company (the "Board") desires to set forth the nature and amount of compensation and other benefits to be provided to Executive and any of the rights of the Executive in the event of his termination of employment with the Company. The Executive is willing to commit himself to serve the Company, on the terms and conditions provided in this Agreement.

         In order to effect the foregoing, the Company and the Executive wish to enter into this Agreement under the terms and conditions set forth below. Accordingly, in consideration of the promises and the respective covenants and agreements of the parties contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment. The Company agrees to employ the Executive, and the Executive agrees to serve the Company, on the terms and conditions set forth.

2. Term. This Agreement shall continue in effect through January 1, 2003, provided, however, that if Executive receives written notice from the Company of its intent to renew this Agreement on or prior to November 1, 2002 the term of this Agreement shall be extended through December 31, 2003 and thereafter this Agreement shall be extended for additional one (1) year terms on each June 1 thereafter if no later than November 1 of the preceding year the Company shall have given written notice to the Executive that it desires to extend the term of this Agreement for an additional one (1) year period.

3. Position and Duties. The Executive shall serve as President and shall have such responsibilities and authority as may normally be exercised by a President of a corporation.

4. Place of Performance. The Executive shall be based in the metropolitan Los Angeles area.

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5.       Compensation and Related Matters.

(a) Base Salary. During the Executive's employment with the Company, the Company shall pay to the Executive a salary at a rate of not less than One Hundred Forty Four Thousand Dollars ($144,000.00) per annum in equal installments as nearly as practicable on the normal payroll periods for employees of the Company generally (the "Base Salary"). The Base Salary may be increased from time to time and, if so increased, shall not be decreased during the term of this Agreement.

(b) Cash Bonus. The Executive shall be eligible to receive an annual cash bonus (the "Annual Bonus") payable within forty-five (45) days after the end of each calendar year under the Company's bonus plan in accordance with objective, measurable bonus criteria established on an annual basis by the Board and the Executive

(c) Expenses.

(i) During the term of the Executive's employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

(ii) The Executive shall receive an auto allowance of $750.00 per month which shall be a fixed amount inclusive of all auto related expenses, tolls, fuel, repairs, insurance etc.

(d) Benefits. During the term of the Executive's employment, the Company shall maintain in full force and effect, and the Executive shall be entitled to continue to participate in, all of its employee benefit plans and arrangements in effect on the date hereof in at least the same manner and capacity as the officers and key management employees of the Company. The Company shall not make any changes in such plans and arrangements which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all officers and key management employees of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other officers of the Company. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its officers and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of any amounts payable to the Executive pursuant to this Section 5. At this time those benefits include the following:


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(i) Health insurance. The Executive shall be a beneficiary of the health Plan that is set up by the Company401K Savings/Retirement Plan The Company will provide a 401K Plan administered by a third party professional compliance officer.

(ii) Vacation The Executive will receive three weeks paid vacation per annum, commencing six months after start of employment. After three years the vacation benefit will increase to four weeks paid vacation.

6.       Termination and Definitions.

(a) Cause. This Agreement shall immediately be terminated and neither party shall have any future obligation hereunder, except for the Company's obligations in Section 7, and except for the Executive's obligations in Sections 8 and 9, if the Executive's employment is terminated by the Company for Cause; provided that if Executive's termination of employment for Cause is due to Executive's death or Permanent Disability, all of the parties' obligations under this Agreement (except for the Company's obligations in Section 7) shall terminate for all purposes and in all respects.

(b) Termination by the Executive. The Executive may terminate his employment hereunder for Good Reason or for any other reason.

(c) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party.

(d) Definitions.

(i) For purposes of this Agreement, termination "for Cause" shall arise where termination of the Executive results from Executive's (A) death; (B) Permanent Disability, (C) theft or dishonesty in the conduct of the Company's business, or
(D) conviction of a felony.

(ii) For purposes of this Agreement, "Good Reason" shall mean (A) a decrease in the total amount of the Executive's Base Salary below its level then in effect without the Executive's consent, (B) a reduction in the importance of the Executive's job responsibilities without the Executive's consent or (C) a geographical relocation of the Executive without his consent.

(iii) For purposes of this Agreement, a "Change of Control" of the Company shall be deemed to have occurred if (A) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities, (B) during any period of two (2) consecutive years during the term of this Agreement, individuals who at the beginning of such


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period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period, (C) the shareholders of the Company approve a merger or consolidation involving the Company resulting in a change of ownership of a majority of the outstanding shares of capital stock of the Company, or (D) the shareholders of the Company approve a plan of liquidation or dissolution of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets.

(iv) For purposes of this Agreement, the term "Permanent Disability" shall mean the inability of Executive, due to a physical or mental disability, to perform the duties contemplated under this Agreement for a period of one hundred eighty
(180) substantially consecutive days.

(v) For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

7.       Compensation upon Termination.

(a) Termination for Cause or Resignation Without Good Reason. If (i) the Executive's employment shall be terminated for Cause, or (ii) the Executive voluntarily resigns from the employ of the Company and Good Reason shall not have occurred, then the Company shall pay the Executive his Base Salary through the date of delivery to or by him of a Notice of Termination, at the rate then in effect at the time and date the Notice of Termination is delivered, and the Company shall have no further obligations to the Executive under this Agreement.

(b) Termination Without Cause or Resignation for Good Reason. If the Company shall terminate the Executive's employment other than pursuant to ss.6(a) (it being understood that a purported termination pursuant to ss.6(a), which is disputed and finally determined not to have been pursuant to ss.6(a) shall be a termination by the Company pursuant to this ss.7(b)) or if the Executive shall voluntarily resign from the employ of the Company and Good Reason shall have occurred, then:

(i) the Company shall pay to the Executive (A) his Base Salary through the date of termination at the rate in effect at the time Notice of Termination is delivered, plus (B) his Annual Bonus pro rated through the date of termination computed as if the Executive had reached the midpoint of the targeted incentive compensation range then in effect under the Company's bonus plan in effect on the date of termination; and

(ii) in lieu of any further salary or bonus payments to the Executive for periods subsequent to the date of termination, the Company shall pay on the date of termination, as severance pay to the Executive a lump sum payment in an amount equal to the sum of one-half (.5) times the Executive's Base Salary in effect as of the date of termination.

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(c) Termination Upon a Change of Control. If there is a Change of Control of the
Company or there has been a public announcement of a Change of Control of the Company (provided, however, that consummation of the Change of Control of the Company shall be a condition precedent to the effectiveness of this provision) and at any time thereafter the employment of the Executive under this Agreement is terminated other than pursuant to ss.6(a) by the Company or a successor entity, then:

(i) the Company shall pay to the Executive (A) his Base Salary through the date of termination at the rate in effect at the time Notice of Termination is delivered, plus (B) his Annual Bonus pro rated through the date of termination computed as if Executive had reached the midpoint of the targeted incentive compensation range then in effect under the Company's bonus plan in effect on the date of termination; and

(ii) in lieu of any further salary or bonus payments to the Executive for periods subsequent to the date of termination, the Company shall pay on the date of termination, as severance pay to the Executive a lump sum payment in an amount equal to the sum of one (1) times the Executive's Base Salary in effect as of the date of termination.

(d) Continuation of Benefit Plans. Upon any termination of the Executive's employment other than pursuant to ss.6(a) hereof, the Company shall maintain in full force and effect (at the Company's own cost and expense) for the continued benefit of the Executive for a period of twelve (12) months following the Executive's date of termination, all employee benefit plans and programs in which the Executive was entitled to participate.

(e) Participation in Benefit Plans after Termination of Employment. The Executive shall be entitled to continue to participate in any benefit plan or program of the Company for twelve (12) months after the expiration of the period provided for in ss.7(d), provided, that the Executive pays the direct cost of any such benefit plan or program.

8. Certain Covenants of Executive. Executive covenants and agrees that during the term of this Agreement and for a period ending one (1) year after Executive's termination of employment with the Company for Cause (except in the event of the Executive's Permanent Disability) or Executive's resignation without Good Reason, Executive shall not (i) bid for renewals or extensions of existing Company contracts or (ii) solicit or offer to provide services of the type provided by the Company to any third party that was a customer of the Company on the date of the Executive's termination of employment with the Company. Executive further covenants and agrees that during the term of this Agreement and for the period ending two (2) years after Executive's termination of employment with the Company for Cause (except in the event of the Executive's Permanent Disability) or Executive's resignation without Good Reason, Executive shall not hire or engage any individual who was employed by the Company on the date of Executive's termination of employment.


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9.       Proprietary Information. Except to the extent directed by the Company, the Executive shall not disclose to any third party any Proprietary Information of the Company or use such information other than for the benefit of the Company or in connection with the performance of Executive's duties hereunder. As used herein, the term "Proprietary Information" means and includes, but shall not be limited to, marketing plans, forecasts, unpublished financial statements, budgets, projections, prices, costs, supplier lists, lists of customers or prospective customers, market or production studies or planning conducted by or on behalf of the Company, acquisition plans and candidates, financing or budgeting alternatives or plans, and any other non-public information regarding the business or operations of the Company which is treated by the Company as confidential. Upon termination of the Executive's employment, the Executive shall return to the Company all Proprietary Information and all other property of the Company. For purposes of this Agreement the following shall not apply to Proprietary Information which: (i) is or becomes publicly known; (ii) Executive was in possession of prior to his employment hereunder; (iii) Executive independently developed without using any Proprietary Information or (iv) Executive is required to disclose pursuant to law, government requirement or court order.

10.      Successors; Binding Agreement.

(a) Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as defined and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided in this Agreement, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.


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11.      Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:       Donald Hyde
                           43270 Warwick Hills Court
                           Leesburg, VA 20176

If to the Company:         TradeQwest, Inc.
                           400 North Oak Street
                           Inglewood, CA  90302

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12. Prior Agreement. All prior agreements between the Company and the Executive with respect to the employment of the Executive are hereby superseded and terminated effective as of the date hereof and shall be without further force or effect.

13. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

14. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. Attorney's Fees. In the event that any dispute between the parties to this Agreement should result in litigation, the prevailing party shall be entitled to recover from the losing party, all fees, costs and expenses of enforcing such rights of the prevailing party, including attorneys' fees and costs.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                                     TRADEQWEST, INC.

                                                     By: /s/ John Vorzimer
                                                     ----------------------
                                                      John Vorzimer

                                                     EXECUTIVE:

                                                     /s/ Donald Hyde
                                                     ---------------
                                                     Donald Hyde
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